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                                                                  EXHIBIT 10.13



                              EMPLOYMENT AGREEMENT


        THIS AGREEMENT is made and entered into as of this 4th day of June, 1997, by and between The Maxim Group, Inc., a Georgia corporation (the "Company"), and A.J. Nassar (hereinafter "Executive");

        WHEREAS, the Board of Directors of the Company, recognizing the experience and knowledge of Executive in the floor covering industry, desires to retain the valuable services and business counsel of Executive, it being in the best interests of the Company to arrange terms of employment for Executive so as to reasonably induce Executive to remain in his capacities with the Company for the term hereof; and

        WHEREAS, Executive is willing to provide services to the Company, in accordance with the terms and conditions hereinafter set forth;

        NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

        1. EMPLOYMENT. For the Term of Employment, as hereinafter defined, the Company agrees to employ Executive and Executive agrees to accept such employment and to perform such duties and functions as the Board of Directors of the Company may assign to Executive from time to time, but only administrative and managerial functions commensurate with Executive's past experience and performance level. Unless otherwise agreed to by Executive, he shall perform such duties primarily from the Company's offices in Kennesaw, Georgia. Executive agrees to devote his full time and energy to the business of the Company, and shall perform his duties in a trustworthy and businesslike manner, all for the purpose of advancing the interests of the Company.

        It is hereby expressly agreed among the parties hereto that primary responsibility for the supervision of Executive shall rest with the Board of Directors of the Company, which shall review Executive's performance annually, make adjustments to Executive's compensation and award such other bonuses and employee benefits as it shall deem appropriate.

        2. TITLE. Executive shall serve as Chief Executive Officer of the Company, as well as such other positions, and with such titles, as the Board of Directors and Executive may mutually agree upon during the Term of Employment (as defined below).

        3.       TERM OF EMPLOYMENT. The "Term of Employment" referred to in
Section 1 hereof and hereinafter shall be three years, commencing on the date of this Agreement. This Agreement shall automatically renew on the third anniversary of the date of this Agreement unless earlier terminated in accordance with Section 6 or 7 of the Agreement, or unless either party gives the other written notice at least thirty (30) days prior to such anniversary date that he or it does not desire to renew the Agreement.
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         4.       COMPENSATION.

         4.1 Base Salary. During the Term of Employment, Executive shall be paid an annual base salary (hereinafter "Base Salary"), which shall be paid in equal installments in accordance with the Company's normal pay practices, but not less frequently than monthly. Executive's initial annual Base Salary shall be $400,000. The Board of Directors of the Company shall review Executive's Base Salary annually and may modify such Base Salary for the subsequent one-year period.

         4.2 Incentive Bonus Plan. During the Term of Employment and in addition to Executive's Base Salary, Executive shall be entitled to receive such additional bonus payments determined as follows:

                  (a) A bonus equal in amount to $200,000 for each fiscal year of the Company in which the Company meets or exceeds the estimated earnings per share on a fully diluted basis for such fiscal year as approved by the Board of Directors, before reduction due to extraordinary expenses or pooling charges resulting from transactions or activities approved by the Board of Directors, such charges or expenses determined in accordance with generally accepted accounting principles. The estimated earnings per share for a fiscal year shall be approved by the Board of Directors within ninety (90) days after the commencement of the applicable fiscal year. For purposes hereof, it is agreed that the estimated earnings per share for fiscal year 1998 is $1.05. Such bonus, if owed, shall be payable within thirty (30) days after the Company's independent certified public accountants have released audited year end financial statements for the applicable fiscal year.

                  (b) Executive shall also be entitled to participate, in the discretion of the Board of Directors, in such other executive incentive bonus plans for any fiscal year or portion thereof as may from time to time be designated by the Board of Directors for officers generally.

         4.3 Additional Benefits. During the Term of Employment, Executive shall have the right to participate in any and all employee benefit programs established and maintained by the Company from time to time including, without limitation, such medical or dental plans as may be established from time to time by the Company. Executive shall be entitled to participate in any qualified or unqualified stock option, pension, profit sharing or other employee benefit plan adopted by the Company hereinafter and covering executive officers generally.

         Throughout the Term of Employment, Executive shall also be entitled to reimbursement for reasonable business expenses incurred by him in the performance of his duties hereunder, including certain entertainment expenses, as approved from time to time by the Board of Directors of the Company. In addition, the Company shall pay all membership dues and related fees and expenses of any civic club and social club memberships or professional association memberships of Executive; provided the Company will only pay dues, fees and expenses for one (1) country club. The Company shall provide Executive with a monthly automobile allowance of $750.

         4.4 Vacation. Executive shall be entitled to annual vacation leave in accordance with the Company's vacation policy as set forth in the current Employee Handbook of the Company. Vacation shall be scheduled at reasonable times not in conflict with Executive's duties hereunder.


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         5.       ILLNESS, INCAPACITY OR DEATH DURING EMPLOYMENT.

                  (a) If by reason of illness or incapacity, Executive is unable to perform his services or discharge his duties hereunder for sixty (60) or more consecutive days or ninety (90) days in the aggregate during any twelve
(12) month period, then upon ten (10) days' prior notice, the Company may, in its sole discretion, either suspend Executive without pay of any kind, salary or bonus, until Executive is able to perform his services and discharge his duties hereunder or terminate the employment of Executive, and thereupon, Executive shall be paid his base salary from the date of termination through the 10-day notice period.

                  (b) In the event of Executive's death, all obligations of the Company under this Agreement shall terminate other than the payment of that portion of the base salary and bonus, if any, earned by Executive to the date of death.

         6.       TERMINATION.

         6.1 For Cause. This Agreement may be terminated by the Board of Directors of the Company immediately and without further obligation other than for monies already paid, for any of the following reasons:

                  (a) the willful and continued failure by the Executive for a period of sixty (60) days to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for "Good Reason" by the Executive pursuant to Section 6.3 of this Agreement) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties,

                  (b) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise;

                  (c) conviction of Executive during the Term of Employment of a crime involving breach of trust or moral turpitude; or

                  (d) engaging in any act or activity prohibited under the terms of this Agreement.

For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. In the event that the Company discharges Executive alleging "cause" under this Section 6.1 and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 6.2 hereof. In the event that the Company discharges Executive alleging "cause" under this Section 6.1, such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause."

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         6.2    Without Cause. The Company may, upon thirty (30) days' written notice to Executive, terminate this Agreement without cause at any time during the Term of Employment (provided that any such termination that is covered by Section 7 of this Agreement shall be treated in accordance with Section 7). In such event and notwithstanding any provision to the contrary contained in any stock option agreement of Executive, any stock options which have been granted to Executive but which are not yet exercisable as of the date of notice of termination shall be deemed to be presently exercisable as of the date of notice of termination. The Company shall pay to Executive, as liquidated damages in lieu of all other claims:

                (a) The annual Base Salary which would otherwise be payable to Executive had he remained in the employ of the Company during the balance of the Term of Employment; provided, however, that the amount to be paid as liquidated damages shall in no event be less than an amount equal to twenty-four (24) months' Base Salary then in effect at the time of Executive's termination. Said payment shall be made in equal monthly installments throughout what would otherwise be the remaining Term of Employment;

                (b) The Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any annual and quarterly performance or discretionary bonuses which have been allocated or awarded to the Executive for a completed fiscal year preceding the date of termination but has not yet been paid (pursuant to Section 4.2 hereof or otherwise), and (ii) a pro rata portion of any annual and quarterly performance or discretionary bonuses for the fiscal year in which the date of termination occurs, determined by multiplying the net income of the Company as of the date of termination by a fraction, the numerator of which shall be the amount of any annual and quarterly performance or discretionary bonus allocated or awarded to the Executive for the completed fiscal year preceding the date of termination and the denominator of which shall be the net income of the Company for the completed fiscal year preceding the date of termination; and

                (c) For a twelve (12) month period after the date of termination, the Company shall arrange to provide Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the notice of termination. Benefits otherwise receivable by the Executive pursuant to this Section 6.2(c) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twelve (12) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

The Company may, in its sole discretion, at any time during the period that payments under this Section 6.2 would otherwise be due, discharge its obligations pursuant to this Section 6.2 by paying to Executive the present value of its obligations hereunder as determined by an enrolled actuary.

         6.3 Executive's Obligations Upon Termination. Upon the termination of his employment hereunder for whatever reason, Executive shall:

                (a) Forthwith tender his resignation from any directorship or office he may hold in the Company; and


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                  (b)      Not at any time represent himself still to be
connected or to have any connection with the Company.

         6.4 Effect of Termination. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Executive's employment with the Company to the extent required to give full effect to the covenants and agreements contained herein.

         7.       Change in Control of the Company.

         7.1 Subject to Section 7.2 hereof, the Company shall pay the Executive the payments described in this Section 7.1 (the "Change of Control Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, in addition to any of the then unpaid compensation and benefits previously required to be paid to Executive through the date of termination, unless such termination is (i) by the Company for cause, or (ii) by reason of death, disability or voluntary resignation or retirement of Executive. For purposes of the immediately preceding sentence, if a termination of the Executive's employment occurs prior to a Change in Control, but following a Potential Change in Control in which a person has entered into an agreement with the Company the consummation of which will constitute a Change in Control, such termination shall be deemed to have followed a Change in Control and to have been (i) by the Company without cause, if the Executive's employment is terminated without cause at the direction of such person, or (ii) by the Executive with Good Reason, if the Executive terminates his employment with Good Reason and the act (or failure to act) which constitutes Good Reason occurs following such Potential Change in Control and at the direction of such person. The Change of Control Payments shall be as follows:

                (a) In lieu of any further salary payments to the Executive for periods subsequent to the date of termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to two
        (2) times the Executive's annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the notice of termination is based;

                (b) The Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any annual and quarterly performance or discretionary bonuses which have been allocated or awarded to the Executive for a completed fiscal year preceding the date of termination but has not yet been paid (pursuant to Section 4.2 hereof or otherwise), and (ii) a pro rata portion of any annual and quarterly performance or discretionary bonuses for the fiscal year in which the date of termination occurs, determined by multiplying the Executive's bonuses awarded or paid for the most recently completed fiscal year by a fraction, the numerator of which shall be the number of full days the Executive was employed by the Company during the fiscal year in which the Executive's date of termination occurred and the denominator of which shall be three hundred and sixty-five (365) days; and

                (c) For a twelve (12) month period after the date of termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the notice of termination (without giving effect to any reduction in such benefits subsequent to a Change in


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        Control which reduction constitutes Good Reason). Benefits otherwise receivable by the Executive pursuant to this Section 7.1(c) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twelve (12) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 7.1.(c) shall result in a decrease, pursuant to Section 7.2, in the Change of Control Payments and these
        Section 7.1(c) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Change of Control Payments pursuant to Section 7.2, or (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by the Company by reason of section 280G of the Code.

        7.2 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with and contingent on a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, including the Change of Control Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Company, an affiliate or person making such payment or providing such benefit, as a result of section 280G of the Code, then, to the extent necessary to make the remaining portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), (A) the cash Change of Control Payments and/or other cash payments provided for hereunder, in each case, to the extent still unpaid, shall first be reduced (if necessary, to zero), and (B) all other noncash Change of Control Payments and/or other noncash benefits provided for hereunder, in each case, to the extent still unfurnished, shall next be reduced (if necessary, to zero), and
(C) the Executive shall have no right to receive hereunder, and neither the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person shall be obligated to make, pay or furnish to the Executive hereunder any payment or benefit in excess of those payments or benefits provided hereunder as reduced, if applicable, pursuant to clause (A) or clause (B) above. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Change of Control Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.


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                  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 7.2, the aggregate "parachute payments" paid to or for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of section 280G of the Code, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that could have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

         7.3 The payments and other items provided for in Section 7.1 (other than Section 7.1(c)) hereof shall be made not later than the fifteenth
(15th) day following the date of termination or the date of exercise by Executive of any of Executive's rights hereunder; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in
Section 7.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section 7.3, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

         7.4 The Company also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Change of Control Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within fifteen (15) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7.5 For purposes of this Agreement, the following terms shall have the meanings indicated below:

                  (i) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:


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                           (I)      any persons becomes the beneficial owner,
                  directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates, as such term is defined in the rules and regulations of the Securities and Exchange Commission) representing 35% or more of the combined voting power of the Company's then outstanding securities; or

                           (II) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (I), (III) or (IV) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (III) the shareholders of the Company approve a merger or statutory share exchange of the Company with any other corporation, other than (i) a merger or statutory share exchange which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or statutory share exchange, or (ii) a merger or statutory share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 35% of the combined voting power of the Company's then outstanding securities; or

                           (IV) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                  (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (iii) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or after any Potential Change in Control under the circumstances described in the second sentence of Section 7.1 hereof (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act:


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                           (I)      the assignment to the Executive of any
                  duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

                           (II)     a reduction by the Company in the
                  Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                           (III) the relocation of the Company's principal executive offices to a location outside a ten (10) mile radius from the city limits of Kennesaw, Georgia or the Company's requiring the Executive to be based anywhere other than the metropolitan area in which the Executive is based immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                           (IV) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                           (V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to the Company's stock option, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control; or

                           (VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, dental, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;


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         provided, that, the Executive's right to terminate Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness and the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (iv) "person" shall mean legal person, whether an individual or an entity, as the context may require.

                  (v) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied;

                           (I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                           (II) the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                           (III) any persons who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities, increases such person's beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

                           (IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.


         8.       CONFIDENTIALITY.

                  (a) Subject to Section 8(b) below, Executive agrees that, both during the term of this Agreement and after the termination of this Agreement, Executive will hold in a fiduciary capacity for the benefit of the Company, and shall not directly or indirectly use or disclose, except as authorized by the Company in connection with the performance of Executive's duties, any Confidential Information, as defined hereinafter, that Executive may have or acquire (whether or not developed or compiled by Executive and whether or not Executive has been authorized to have access to such Confidential Information) during the term of this Agreement. The term "Confidential Information" as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company that is disclosed to Executive by the Company or known by him as a result of his relationship with the Company and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following information:

                  (i) financial information, such as the Company's earnings, assets, debts, prices, fee structure, volumes of purchases or sales or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas or time periods;


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

                  (ii) supply and service information, such as information concerning the goods and services utilized or purchased by the Company, the names or addresses of suppliers, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company the details of which are not generally known;

                  (iii) marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, marketing forecasts or results of marketing efforts or information about impending transactions;

                  (iv) personnel information, such as employees' personal or medical histories, compen sation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance or other employee information;

                  (v) customer information, such as any compilation of past, existing or prospective customers, customer proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers; and

                  (vi) information with respect to any corporate affairs that the Company agreed to treat as confidential.

The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or the client to which such information pertains.

                  (b) The covenant contained in this Section 8 shall survive the termination of Executive's employment with the Company for any reason for a period of three (3) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Executive's obligations of confidentiality and non-disclosure as set forth in this Section 8 shall continue to survive after said three (3) year period to the greatest extent permitted by applicable law. These rights of the Company are in addition to those rights the Company has under the common law or applicable statutes for the protection of trade secrets.

         9.       NON-COMPETITION.

                  (a) Executive acknowledges that he will perform services hereunder which directly affect the Company's business presently conducted within the territory comprised of the 48 contiguous states of the United States (the "Territory"). Accordingly, the parties hereto deem it necessary to enter into the protective agreement set forth below, the terms and conditions of which have been negotiated by and between the parties hereto.

                  (b) In the event of termination of employment under this Agreement pursuant to Section 6.1, 6.2 or 7.1 or by action of Executive prior to the expiration of the Term of Employment, Executive agrees with the Company that through the actual date of termination of the Agreement, and for a period of two
(2) years after such termination date, Executive shall not, without the prior written consent of the Company, within the geographical limits of the Territory, either directly or indirectly engage in, or perform services of the same type performed or to be performed by Executive pursuant to this Agreement with any business or organization that engages in the sale of franchises to retail floor covering dealers, and the sale and distribution of floor covering products and support services of the type offered or provided by the Company.

                  (c) Executive agrees that he will not take any customer or franchise member lists of the Company after leaving his employ and that he will, for so long as he is employed hereunder and for a period of two (2) years following termination of his employment for any reason, refrain from soliciting or attempting to solicit directly or indirectly or by assisting others, any business from any of the Company's customers or franchise members, including actively sought prospective customers or franchise members, with whom Executive had material contact during his employment for purposes of providing products or services that are similar to or competitive with those provided by the Company, namely floor covering products and support services of the type offered or provided by the Company.

                  (d) Executive agrees that he will, for so long as he is employed hereunder and for a period of one year after termination of his employment, refrain from recruiting or hiring, or attempting to recruit or hire, directly or by assisting others, any employee of the Company who is employed by the Company or any successor or affiliate of the Company if the Company or its successor or affiliate is then engaged in the business of the sale of franchises to retail floor covering dealers, and the sale and distribution of floor covering products and support services of the type offered or provided by the Company.

                  (e) The covenants of Executive set forth in this Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce the Company to enter into this Agreement. The aforesaid covenants may be availed of or relied upon by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by the Company arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 9 are cumulative to all other covenants of Executive in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition contained in this Section 9 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of Section 9 so that it shall be enforceable as modified, and in any event the invalidity of any provision of Section 9 shall not affect the validity of any other provision in Section 9 or elsewhere in this Agreement.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreements relating thereto.

         11. ASSIGNMENT. Neither of the parties hereto may assign this Agreement without the prior written consent of the other party hereto.

         12. SEVERABILITY. Each section and subsection of this Agreement constitutes a separate and distinct understanding, covenant and provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         13. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Georgia.

         14. RIGHTS OF THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

         15. AMENDMENT. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

         16. NOTICES. Any notice or other document or communication permitted or required to be given to Executive pursuant to the terms hereof shall be deemed given if personally delivered to Executive or sent to him, postage prepaid, by registered or certified mail, at 4652 Warrington Drive, Roswell, Georgia 30075, or any such other address as Executive shall have notified the Company in writing. Any notice or other document or other communication permitted or required to be given to the Company pursuant to the terms hereof shall be deemed given if personally delivered or sent to the Company, postage prepaid, by registered or certified mail, at 210 Townpark Drive, Kennesaw, Georgia 30144, or at such other address as the Company shall have notified Executive in writing.

         17. WAIVER. The waiver by either party hereto of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement by the breaching party.



                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        THE MAXIM GROUP, INC.


Attest: /s/ H. Gene Harper              By:  /s/ M.B. Seretean
       ------------------------            -------------------------
       Secretary                        Title:    Chairman
                                               ---------------------

                                        "EXECUTIVE"


                                        /s/ A.J. Nassar              (L.S.)
                                        -----------------------------
                                        A.J. Nassar